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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-84010), dated September 14, 1994 pertaining to the 1992 Stock Option Plan of Somatix Therapy Corporation, the Registration Statement on Form S-8 (No. 33-87632), dated December 19, 1994 pertaining to the 1992 Stock Option Plan and a special grant award to Fred H. Gage, the Registration Statement on Form S-8 (No. 33-89926), dated March 3, 1995 pertaining to the Stock Option Plan of Merlin Pharmaceutical Corporation, the Registration Statement on Form S-3 (No. 33-60363), dated June 19, 1995 for the registration of the resale of 2,363,895 shares of common stock in connection with the acquisition of Merlin Pharmaceutical Corporation, the Registration Statement on Form S-3 (No. 33-60365), dated June 19, 1995 for the registration of 4,321,031 shares of common stock and the Registration Statement on Form S-3 (No. 33-60873), dated July 6, 1995 for the registration of 2,476,500 shares of common stock upon conversion of Series A Preferred Stock and the exercise of warrants to purchase common stock of our report dated July 25, 1996, except for Note 9 as to which the date is September 25, 1996, with respect to the consolidated financial statements of Somatix Therapy Corporation included in this Annual Report on Form 10-K for the year ended June 30, 1996.

                                            ERNST & YOUNG LLP

Walnut Creek, California
September 25, 1996